REGIS CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of ___________ __, 20__ (the “Grant Date”), is between Regis Corporation, a Minnesota corporation (the “Company”), and ___________ (the “Participant”).

WHEREAS, the Participant is a valued and trusted employee of the Company and the Company desires to grant the Participant an award of Restricted Stock Units which afford the Participant an opportunity to receive shares of the Company's Common Stock under the Regis Corporation Amended and Restated 2018 Long Term Incentive Plan (as may be amended from time to time, the “Plan”); and

WHEREAS, the Committee has duly made all determinations necessary or appropriate for the grant of the Restricted Stock Units hereunder (the “Award”).

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1.Definitions.
Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

2.Grant of Restricted Stock Units, Term and Vesting.
(a)    Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant _____________ (______) Restricted Stock Units (the “RSUs”). The RSUs will be credited to an account in the Participant’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with each RSU representing an unfunded and unsecured promise by the Company to issue to the Participant one share of Common Stock in settlement of a vested RSU.

(b)    One-third of the RSUs will vest on each of the first, second and third anniversaries of the Grant Date. To the extent that one-third of the RSUs is not a whole number, any fractional RSU that would otherwise be scheduled to vest on the first two scheduled vesting dates will be disregarded, and the number of RSUs scheduled to vest on the third scheduled vesting date will be adjusted accordingly.

(c)    Notwithstanding Section 2(b), if the Participant experiences a (i) Qualifying Separation from Service; or (ii) Separation from Service due to death or Disability, then 100% of the unvested RSUs immediately shall vest.

(d)    Notwithstanding Section 2(b), if a Participant experiences a Separation from Service due to Retirement on or after the first anniversary of the Grant Date, then the Applicable

Number of RSUs immediately shall vest. For purposes of the immediately preceding sentence, “Applicable Number of RSUs” means the number of RSUs equal to an amount determined by multiplying the number of RSUs that are scheduled to vest on the first scheduled vesting date following the date of such Retirement (the “Next Vesting Date”) by a fraction whose numerator is the number of days between the last scheduled vesting date prior to the Retirement and the date of the Retirement, and whose denominator is the number of days between the last scheduled vesting date prior to the Retirement and the Next Vesting Date. For purposes of this Agreement, “Retirement” means any Separation of Service (other than by the Company for Cause or due to death or Disability) at or after age sixty-two (62) or at or after age fifty-five (55) with fifteen (15) or more years of continuous service to the Company and its Affiliates.

3.Forfeiture of Unvested RSUs.
    Subject to any accelerated vesting under Sections 2(c) or 2(d) or Article XI of the Plan, and any exercise of the Committee’s discretion under Section 8.3(2) of the Plan, if the Participant experiences a Separation from Service, any unvested RSUs shall be forfeited and the Participant shall have no further interest in, or right to receive shares of Common Stock in settlement of, such RSUs.

4.Settlement of RSUs.
Subject to Section 21, the Company shall, as soon as practicable (but in no event later than sixty (60) days following the date on which the RSUs vest), cause to be issued and delivered to the Participant one share of Common Stock in payment and settlement of each vested RSU. Delivery of the shares of Common Stock shall be effected by the delivery of a stock certificate evidencing the shares, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the shares to a brokerage account designated by the Participant, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested RSUs. Upon settlement of the RSUs, the Participant will obtain, with respect to the shares of Common Stock received in such settlement, full voting and other rights as a shareholder of the Company.

5.Shareholder Rights.
The RSUs subject to this Award do not entitle the Participant to any rights of a holder of the Company’s Common Stock. The Participant will not have any of the rights of a shareholder of the Company in connection with the grant of the RSUs unless and until shares of Common Stock are issued to the Participant in settlement of the RSUs as provided in Section 4.

6.Dividend Equivalents.
If a cash dividend is declared and paid by the Company with respect to its Common Stock, the Participant will be credited as of the applicable dividend payment date with an additional number of RSUs (the “Dividend RSUs”) equal to (i) the total cash dividend the

Participant would have received if the number of RSUs credited to the Participant under this Agreement as of the related dividend payment record date (including any previously credited Dividend RSUs) had been actual shares of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to the Participant’s account, Dividend RSUs will be considered RSUs for all purposes of this Agreement. For purposes of clarity, if any of the RSUs are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend RSUs, if any, accrued with respect to such forfeited RSUs.

7.Restrictions on Transferability.
Neither the Award evidenced by this Agreement nor the RSUs may be sold, transferred, pledged, assigned, or otherwise alienated at any time, other than by will or the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.

8.Tax Consequences and Payment of Withholding Taxes.
Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of RSUs, their vesting and the settlement of vested RSUs in shares of Common Stock. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the Award, vesting and settlement of RSUs hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the grant, vesting or settlement of the RSUs, the provisions of Section 13.4 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).

9.Administration.
The Plan and this Award of RSUs are administered by the Committee, in accordance with the terms and conditions of the Plan. Actions and decisions made by the Committee in accordance with this authority shall be effectuated by the Company.

10.Plan and Agreement.
The Participant hereby acknowledges receipt of a copy of the Plan. The grant of RSUs is made pursuant to the Plan, as in effect on the date hereof, and is subject to all the terms and conditions of the Plan, as the same may be amended or restated from time to time, and of this Agreement. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. The interpretation and construction by the Committee of the Plan, this Agreement, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon the Participant. The Company shall, upon written request therefore, send a copy of the Plan, in its then current form, to the Participant or any other person or entity then entitled to receive the shares of Common Stock to be issued in settlement of the RSUs.

11.No Employment Rights.
Neither this Agreement nor the Award evidenced hereby shall give the Participant any right to continue in the employ of the Company, any Affiliate or any other entity, or create any inference as to the length of employment of the Participant, or affect the right of the Company (or any Affiliate or any other entity) to terminate the employment of the Participant (with or without Cause), or give the Participant any right to participate in any employee welfare or benefit plan or other program of the Company, any Affiliate or any other entity.

12.Requirements of Law and No Disclosure Rights.
The Company shall not be required to issue any shares of Common Stock in settlement of RSUs granted under this Agreement if the issuance of such shares shall constitute a violation of any provision of any applicable law or regulation of any governmental authority. The Company shall have no duty or obligation beyond those imposed by applicable securities laws generally to affirmatively disclose to the Participant or a Representative, and the Participant or Representative shall have no right to be advised of, any material non-public information regarding the Company or an Affiliate at any time prior to, upon or in connection with the issuance of the shares of Common Stock in settlement of the RSUs granted under this Agreement.

13.Governing Law.
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, without giving effect to the choice of law principles thereof, unless applicable law prohibits this choice of law provision.1

14.Entire Agreement.
This Agreement and the Plan constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

15.Amendment.
Any amendment to this Agreement shall be in writing and signed on behalf of the Company, and shall comply with the terms and conditions of the Plan.

16.Waiver; Cumulative Rights.
The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

17.Counterparts.
1 While Participant is employed in Colorado or Washington, this Section 13 does not apply.

This Agreement may be signed in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

18.Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.Severability.
If for any reason any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted, and all other provisions shall remain in full force and effect.

20.Successors and Assigns.
This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company, and upon the heirs, legal representatives and successors of the Participant.

21.Code Section 409A.
The Plan, this Agreement and Awards are intended to comply with or be exempt from the applicable requirements of Code Section 409A and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, including Section 4, if any amount shall be payable with respect to this Award as a result of the Participant’s Separation from Service at such time as the Participant is a “specified employee” (as such term is defined in regulations promulgated under Code Section 409A) and such amount is subject to the provisions of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh calendar month beginning after the Participant’s separation from service (or the date of Participant’s earlier death), or as soon as administratively practicable thereafter. Participant shall not have the right to designate the timing of settlement of the RSUs. If the settlement period spans two different calendar years, settlement shall occur during the later calendar year.

22.Forfeiture of Award.
(a)    Forfeiture Conditions. Notwithstanding anything to the contrary in this Agreement, if the Participant ceases to be employee or service provider of the Company or its Affiliates because their employment or service is terminated for Cause, or if, during the term of the Participant’s employment or service with the Company and its Affiliates and for Executive Vice President and Senior Vice President: one year / Others: six months after such employment ends (the “Restricted Period”), the Participant breaches any of the restrictive covenants contained in Section 22(b) (provided that the restrictions contained in Section 22(b)(2) will only apply during the term of the Participant’s employment or service with the Company and its Affiliates), then (i) the Participant shall immediately forfeit this Award and any right to receive shares of Common Stock that have not yet been issued pursuant to Section 4, and (ii) with respect to shares of Common Stock that have been issued pursuant to this Award, either (A) the Participant shall return such shares of Common Stock to the Company, or (B) the Participant shall pay to the Company in cash an amount equal to the Fair Market Value of such shares of Common Stock as of the applicable vesting date.

(b)    Restrictive Covenants.

(1)Non-Disclosure and Return of Confidential Information.

A.Definition of Confidential Information. “Confidential Information” means any confidential, proprietary, nonpublic or secret knowledge or information of the Company or any of its Affiliates (as defined below) that the Participant has acquired or shall acquire during the Participant’s employment with the Company or any of its Affiliates, whether developed by the Participant or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, nonpublic or secret design, process, trade practice, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier list of the Company or any of its Affiliates, (iv) any confidential, proprietary, nonpublic or secret development or research work of the Company or any of its Affiliates, (v) any strategic or other business, marketing or sales plan of the Company or any of its Affiliates, (vi) any financial data or plan respecting the Company or any of its Affiliates, including any marketing plans, accounting methods, profit margins, and costs, (vii) any other confidential, nonpublic or proprietary information or secret aspects of the business of the Company or any of its Affiliates, or (viii) any other nonpublic, confidential or proprietary information of third parties that the Participant or the Company or any of its Affiliates receives from such third parties with the expectation that such information will be kept confidential.
B.Acknowledgement. The Participant acknowledges that, in the performance of the Participant’s duties to the Company, the Participant has received and will receive Confidential Information. The Participant acknowledges that the above described Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and its Affiliates
C.Duty Not to Disclose. The Participant agrees that, at any time during or after the term of the Participant’s employment or service with the Company and its Affiliates, the Participant will not divulge, disclose, reveal or communicate to any business entity or other person such Confidential Information the Participant may obtain during the Participant’s employment or service concerning any matters affecting or relating to the Company’s business as long as such Confidential Information is not publicly available.
D.Return of Property. The Participant also agrees that upon termination of employment or service with the Company or sooner (if it is required by the Company), the Participant will promptly return to the Company all original and copies of any document or materials of any kind (including those in electronic formats) acquired or coming to the Participant’s knowledge and custody in connection with the Participant’s employment or service with the Company, whether prepared by the Participant, the Company or others. This obligation will continue indefinitely.
E.Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit or restrict the Participant from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. In addition, the foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates in the form in which it was obtained from the Company.
F.Defend Trade Secrets Act. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to the Participant’s attorney in relation to a lawsuit for retaliation against the Participant for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Participant to obtain prior authorization from the Company before engaging in any conduct described in this Section 22(b), or to notify the Company that the Participant has engaged in any such conduct.
(2)Non-Competition. During the Participant’s term of employment or service with the Company and its Affiliates the Participant agrees it will not engage in any business activity which is competitive with the Company nor work for any company which competes with the Company in the beauty salon industry. Nothing in this Agreement prohibits the Participant from working for a current Company franchisee or becoming a Company franchisee as the Company does not consider its franchisees as competitors. In addition, during the Participant’s term of employment or service with the Company and its Affiliates, the Participant agrees that the Participant will not, directly or indirectly, for itself or on behalf of any other, as an individual on the Participant’s account, or as an employee, agent or representative of any person, partnership, firm, corporation, or other entity or as a member of any partnership, or as an officer, employee or shareholder of any corporation, or otherwise: (A) enter into endeavors that are competitive with the business or operations of the Company in the beauty industry; or (B) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market) consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the business or operations of the Company in the beauty industry.

(3)Non-Solicitation.

A.Agreement Not to Solicit Persons. During the Restricted Period, the Participant shall not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise: (i) hire, engage or solicit for employment or other engagement any person who is then an employee or contractor of the Company or any of its Affiliates or who was an employee or service provider of the Company or any of its Affiliates at any time during the six (6) month period immediately preceding the Participant’s termination of employment or service, or (ii) encourage, induce or attempt to induce any person who is then an employee or contractor of the Company or any Affiliate to terminate or alter their employment or other relationship with the Company or otherwise interfere with or disrupt the relationship between the Company or any Affiliate and any employee or contractor of the Company or any Affiliate. General advertising, by newspaper or other medium, of an open employment or consulting position will not constitute solicitation for purposes of this Section 22(b)(3)(A) as long as any person who the Participant is otherwise precluded from hiring, engaging or soliciting under this Section 22(b)(3)(A) is not hired to fill such open position.2
B.Agreement Not to Solicit Customers. During the Restricted Period, the Participant shall not (except on behalf of the Company), directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any
2 If Participant was employed in North Carolina, Texas, or Wisconsin when Participant’s employment ends for any reason, the restrictions in Section 22(b)(3)(A) shall only apply after Participant’s employment ends for any reason to persons with whom Participant had Material Contact during the then prior twelve (12) months of Participant’s employment with the Company. For the purposes of this Section 22(b)(3)(A), “Material Contact” means direct personal contact between Participant and such other person of Company in the course of the performance of Participant’s job duties on behalf of the Company.

association, consultant or otherwise: (i) call on or solicit any customers of the Company, including but not limited to any customers of the Company with which the Participant had contact during the then-prior twenty-four (24) month period or about which the Participant had Confidential Information, for the purpose of marketing or selling any products or services competitive with or otherwise substantially similar to the then-current businesses of the Company, or for the purpose of diverting any business away from the Company; (ii) persuade or attempt to persuade, or induce or attempt to induce, any actual or prospective customer, client, vendor, service provider, supplier, contractor or any other person having business dealings with the Company to cease doing business or otherwise transacting business with the Company or to reduce the amount of business it conducts or will conduct with the Company; (iii) call on or solicit any suppliers or vendors of the Company in any manner adverse to the Company’s business interests; (iv) accept business from any actual or prospective customer, client, vendor, service provider, supplier, contractor or any other person having business dealings with the Company; or (v) otherwise disrupt, damage or interfere in any manner with the relationship between the Company and any of their actual or prospective customers, clients, vendors, service providers, or suppliers.3,4
(c)    Remedies. The parties expressly agree that the forfeiture and repayment obligations contained in this Section 22 do not constitute the Company’s exclusive remedy for the Participant’s violation of this Section 22. The Participant hereby agrees and acknowledges: (1) that the Company will suffer irreparable harm if the Participant breaches their obligations under this Section 22; and (2) that monetary damages will be inadequate to compensate the Company for such a breach. Therefore, if the Participant breaches any such provisions, then the Company shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provisions. The Participant further agrees to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or equitable relief. In the event of the Participant’s breach or alleged breach of any of the provisions contained in this section, the Participant and the Company intend that the Company will have the full benefits of the post-termination restrictions contained in Section 22(b) and agree that in any action for specific performance of other equitable relief, the Company shall be entitled to an extension of time of the post-termination restrictions contained in Section 22(b)(3) if necessary to achieve that result.
3 If Participant was employed in North Carolina or Texas when Participant’s employment ends for any reasons, the restrictions in Section 22(b)(3)(B) shall only apply after Participant’s employment ends for any reason to:
•    Customers or prospective customers Participant serviced, solicited, or contacted in any way during the then prior twelve (12) months of Participant’s employment.
•    Customers about whom Participant has trade secret information or Confidential Information.
•Customers about whom Participant has information that is not available publicly.
4 If Participant was employed in Wisconsin when Participant’s employment ends for any reason, the restrictions in Section 22(b)(3)(B) shall only apply after Participant’s employment ends for any reason to:
•    Customers or prospective customers Participant serviced, solicited, or contacted in any way during the then prior twelve (12) months of Participant’s employment.
•    Customers about whom Participant has trade secret information or Confidential Information.
•    Customers who became customers during Employee's employment with Company.
•    Customers about whom Participant has information that is not available publicly.

(d)     Modification. The parties hereby authorize any court or other tribunal of competent jurisdiction to modify any provision(s) contained in this Section 22 held to be invalid or unenforceable to the extent necessary to permit such provision(s) to be legally enforced to the maximum extent permissible and to then enforce the provision(s) as modified.

23.Compensation Recovery Policy.
    In addition to the forfeiture provisions set forth in this Agreement, this Award and any compensation associated therewith is subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, which includes but is not limited to any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act, the U.S. Securities and Exchange Commission’s final rules thereunder, any applicable listing rules or other rules and regulations implementing the foregoing, or as otherwise required by law or stock exchange. This Agreement will be automatically amended to comply with any such compensation recovery policy.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, effective for all purposes provided above, all as of the day and year first above written.

REGIS CORPORATION
By:__________________________________ Name:________________________________ Title:_________________________________

PARTICIPANT

[Name]